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							Exhibit 99


Contacts:           Sydney Shaw, (O) 202-828-7428; (H) 202-547-2776
                         Bill White, (O) 913-624-2226; (H) 913-681-9099


                                   For Immediate Release

                 SPRINT, DEUTSCHE TELEKOM, FRANCE TELECOM
               AGREE ON TERMS FOR GLOBAL STRATEGIC ALLIANCE
                         AND FINANCIAL INVESTMENT

            NEW YORK, June 22, 1995 -- Sprint, Deutsche Telekom and France Telecom today signed a definitive joint venture agreement for their strategic alliance that will provide seamless global telecommunications services to business, consumer and carrier markets worldwide. The parties also reached agreement on terms by which Deutsche Telekom and France Telecom will purchase a 20-percent equity investment in Sprint, which would include 86.2 million shares of newly-issued Sprint stock.

      "This agreement is an important step toward our goal of creating the new, world-class global venture we announced last year," said William T. Esrey, chairman and chief executive officer of Sprint. "We are focused on offering advanced telecommunications services to consumers, businesses and other telecommunications carriers around the globe. Through efficiencies and economies of scale, the venture will be able to offer customers more choice of services at lower prices."

      Said Marcel Roulet, chairman of France Telecom: "I have always been convinced that even large telecommunications companies such as France Telecom cannot act alone to provide the quality services customers around the world expect. In joining with Deutsche Telekom, our Atlas venture is structured to deliver quality services at lower costs to corporate customers. The alliance with Sprint will enable us to address the needs of customers around the world with a truly global product offering."

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       "This  joint venture will be a major force from  its  very first day of operation," said Dr. Ron Sommer, chairman of the Board of Management of Deutsche Telekom AG. "We immediately will have points of presence all around the world."

       The venture will be directed by a Global Venture Board which will determine strategic direction and oversee operations. The three parties will have equal votes on the Global Venture Board. The operating group serving Europe (excluding France and Germany) will be owned one-third by Sprint and two-thirds by Deutsche Telekom and France Telecom. The interests of Deutsche Telekom and France Telecom in the venture are expected to be managed by their own joint venture, referred to as Atlas. The unit for the worldwide activities outside the United States and Europe will be owned 50 percent by Sprint and 50 percent by Deutsche Telekom and France Telecom through Atlas.
Global backbone network functions, originally planned to be performed by a third operating group, will be performed instead by the two operating groups.

        Consistent   with  the  June  14,  1994   Memorandum   of
Understanding (MOU), Deutsche Telekom and France Telecom together will purchase from Sprint 86.2 million shares of a new Class A common stock. This investment now will be made in a single purchase, rather than in two separate purchases as announced in the 1994 MOU. France Telecom and Deutsche
Telekom were to have made their investment in two equal tranches of 42.9 million shares, the first at $47.225 per share (approximately $2 billion), and the second investment coming two years after the initial investment at a price of $51 per share (approximately $2.2 billion).

       A detailed description of the financial terms announced today is included in an attachment to this release. Below are the highlights of the new terms.

      Deutsche Telekom and France Telecom will purchase all 86.2 million shares of Sprint Class A common stock at the MOU price of $47.225 per share ($4.1 billion) if the 20-day average trading price of Sprint stock prior to the venture closing is within
a range  of $34.982 per share and $37.780 per share.   If  the
market price is above $37.780 per share, France Telecom and Deutsche Telekom would pay a 25 percent premium up to a maximum of $48.704 per share or $4.2 billion. If the Sprint market price is below $34.982 per share, Sprint can defer the investment in Class A common stock for up to two years to allow the market price to reach

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$34.982  per  share, at which point Deutsche Telekom
and France Telecom would be obligated to purchase shares at $47.225 per share. If the investment in Class A common stock is deferred beyond the venture closing, Deutsche Telekom and France Telecom would make a $1.5 billion investment in convertible
preferred  shares as an interim investment  vehicle.   Other
purchase terms are detailed in the attachment.

      Last week, the Sprint board of directors announced it is studying strategic options for Sprint Cellular, including a
possible  spinoff  of the unit to shareholders.   If  Sprint
elects a spinoff, Deustche Telekom and France Telecom would not have an investment in the spun off company.
The investment in Class A stock by Deutsche Telekom and France Telecom would be deferred until the spinoff is completed and Deutsche Telekom and France Telecom would purchase from $1.5 billion to $3 billion of Sprint preferred stock as an interim investment. If Sprint's common stock is within the range of $34.982 and $37.780 at venture closing and a spinoff does occur, then assuming that approximately $1 billion of debt remains with the cellular unit, the ultimate investment to be made by Deutsche Telekom and France Telecom would be approximately $3.5 billion.
The actual amount could vary depending on the market price of the cellular spinoff company. A detailed description of these terms is included in the attachment.

      As part of the joint venture formation, each of the parties will contribute most of their existing operations outside
their respective  home  countries.   Based  on  the  agreed  upon
valuation of those operations, Deutsche Telekom and France Telecom together will have a true up obligation of approximately $675 million to the venture.

       The proposed investment entitles Deutsche Telekom and France Telecom to a minimum of two board seats and the same approval rights as in the original MOU.

       Sprint,  Deutsche  Telekom and France  Telecom  intend  to
combine planning   for   global   network   facilities.    Existing
correspondent bilateral relationships will remain in place.

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       Subject to relevant regulatory requirements, the services
the parties expect to provide will include:

      -  Global international data, voice and video business
          services  for  multinational  and  large   business
          customers, as well as for the burgeoning number of small companies with international communications needs.
      - International services for consumers, initially based on card services for travelers.
      - "Carriers' carrier" services, providing international transport services for other carriers.

      The activities of the venture will expand to address the
changing  dynamics of global, regional and national  markets over the medium- and long-term. The venture plans to develop national networks to provide long distance services in other countries as required by customers. The venture will deliver services
within 50  days of regulatory and shareholder approvals.   The  new
globa alliance  will  begin  operations  with  more  than   2,000
employees, almost  1,200  switching centers or points of  presence,  23
customer service  centers  and six network management  centers.   The
venture is expected to begin operations with approximately $500 million in customer revenues, based on 1995 estimates.

      The alliance among Deutsche Telekom, France Telecom and
Sprint already has been cleared by the Committee on Foreign
Investment in the United States.  Review is also underway by
the Department   of  Justice  and  the  Federal  Communications
Commission. The parties will file within a week for formal review by the
European  Commission.   Completion  of  the  transaction  is
contingent on receiving these and other government approvals, including approval of the Atlas transaction by the EC.

       Final agreement is subject to approval by the governing board of France Telecom. Sprint shareholders must approve the terms of the definitive investment agreements, which are expected to be signed within several weeks.

      Sprint is a diversified international telecommunications company with more than $12.6 billion in annual revenues and the United States' only nationwide all-digital, fiber-optic network.

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Its  divisions provide global long distance voice, data  and video products and services, local telephone services to more than
6.4 million subscriber lines in 19 states, and cellular services to more than 1 million customers in nearly 100 cities in 14 states.

       With 1994 consolidated annual revenues of $28.5 billion, net income of $2 billion, and almost 32 million telephone lines in service, France Telecom is the world's fourth largest telecommunications operator. In addition to local and long distance  switched voice, France Telecom provides businesses and consumers with pay telephones, leased lines, customized data
networks,  wireless and cable television  services.   France
Telecom has  been  active in foreign telecommunications markets for decades and has acquired substantial global experience offering
basic telephony  and  value-added  services.   The  company  is  a
significant force  in the development of telecommunications networks
in several  countries.   France  Telecom has  almost  168,000
employees worldwide, with offices and subsidiaries in more than 30 major cities in North America, Europe, the Asia-Pacific region and Latin America.

       With revenues of $44 billion in 1994 and a staff of 220,000, Deutsche Telekom is Europe's largest telecommunications
company and  the  second largest carrier in the world.   Offering  a
complete range of products and services, Deutsche Telekom along with its subsidiaries in the Telekom Group, is a leader in the field of mobile radio services, has an extensive cable television network connected to over 15 million homes and is also the world's first carrier to have sold over 2 million B-channels in ISDN technology. And, finally, with 87,000 kilometers of fiber optic channels installed, Deutsche Telekom is exceptionally positioned to provide multimedia services across information highways.

Additional Contacts:
Klaus Czerwinski, Deutsche Telekom, 49-228-181-4949
Bruno Janet, France Telecom, 33-1-44-44-93-93
Sydney Shaw or Steve Dykes, Sprint, 212-350-6622 (June 22)
Vince Hovanec, Sprint, 202-828-7410

     * Attached is a Sprint Corporation description of the terms of the investment.

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                            SPRINT CORPORATION
                      DESCRIPTION OF FINANCIAL TERMS

    A.  Introduction

      The new financial terms differ from those contained in the
June  1994  Memorandum  of  Understanding  ("MOU")  in  two
principal respects. First, they eliminate the two tranche investment contemplated by the MOU in favor of a single tranche investment in Sprint Class A common stock by Deutsche Telekom and France Telecom, with the purchase price to be determined based  on the market  price of Sprint common stock.  An interim investment in Preferred  Stock  is also provided for  if  certain trading market thresholds for Sprint common stock have not been met at  the time of  the Venture closing.  Secondly, the new financial terms address  the  effect  on  the  investment of a  possible  spinoff
of Sprint's cellular   operations.   In  general,  the  revised   terms
contemplate that the investment price to paid by Deutsche Telekom and France Telecom will be reduced to reflect the fact that they will not participate in an investment in the spun off entity ("Spinco"). The amount of such reduction will be based on an agreed per share reduction factor, which will vary if the actual trading prices for Spinco vary from the agreed reduction factor by more than certain specified amounts.

     B.   Revised  Investment Principles  (Assuming  No  Cellular
Spinoff)

      The new terms include various purchase options depending on the average closing price of Sprint common stock over the 20 trading days ending 15 business days prior to the Venture closing. If the average price of Sprint common stock is within a collar bounded on the low end by $34.982 per share and at the upper end by $37.780 per share, the investment would be made in Class A common stock at $47.225 per share for a total investment of approximately $4.1 billion. If the price is above $37.780, the investment would close at a 25 percent premium, up to a maximum of $48.704 per share or $4.2 billion.

       If the market price of Sprint common stock at the time of the Venture closing is less than $34.982, Sprint can defer the sale of Class A common stock for up to two years to allow the Sprint common stock to reach an average closing price of $34.982 for 20 consecutive trading days, at which point Deutsche Telekom and France Telecom would acquire the Class A common stock at $47.225 per share. In the event of such a deferral, shares of Sprint preferred

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stock would be issued as described below.  At  any time
during the two year period, Sprint can require that Deutsche
Telekom and France Telecom acquire Class A common stock at a premium of 35 percent over the average closing price of Sprint common stock for a 20 trading day period. Also, during this two year period, Deutsche Telekom and France Telecom can elect to acquire the Class A common stock at $47.225 per share.

      If the Class A common stock acquisition has not occurred within the two years of the Venture closing and the average Sprint market price over a 20 trading day period reaches $32.641 per share, the Class A common stock acquisition would be made at $44.065 per share, or an aggregate of $3.8 billion. If the average Sprint market price is less than $32.641 at the end of the second year, Sprint can delay the investment in the Class A common stock for up to three more years. If during this three year period the average closing price reaches $32.641 per share, the Class A common stock would be acquired at $44.065 per share. At any time during the second deferral period, Sprint can elect to close at a 35 percent premium to market or Deutsche Telekom and France
Telecom can elect to close at $44.065.

       If the Class A common stock acquisition does not occur  at the time of the Venture closing, Deutsche Telekom and France Telecom would purchase $1.5 billion in Sprint convertible voting
preferred stock.   The  preferred  stock  would  pay  a  dividend  of
approximately 2.9 percent for the first two years, with the dividend rate reset to the prevailing market rate for the following three years. The purchase of Sprint preferred stock by Deutsche Telekom and
France Telecom  will entitle the two companies to two board  seats,
certain approval  rights,  and  voting  rights  equivalent  to   an
investment of $1.5 billion in Sprint common stock at a 35 percent premium to market at the time of the Venture closing. The preferred stock would convert to Class A common stock at the time of the acquisition of Class A common stock in accordance with the pricing formulas described above, with the balance of the shares of Class A common stock to be purchased with cash as provided above. If the Class A common stock purchase does not occur within five years, the preferred stock would be redeemed and the right to board seats and approval rights would then terminate.

    C.  Spinoff of Cellular Operations

       The  parties  have  also  agreed  on  specific  terms  for adjusting  the  purchase  price of the Class A common stock
if  Sprint elects to   spin  off
its cellular operations to its shareholders. Deutsche Telekom and France Telecom will not be purchasing shares nor will they have governance rights with regard to Spinco.

       Effect on Collar and Investment Prices -- Upon the occurrence of a cellular spinoff, the purchase prices of the Sprint Class A common stock would be reduced to reflect the fact that  the value of  cellular is no longer included in Sprint's
common stock. In   general, the $47.225 target price would be
reduced by 130% of the "Spinoff Reduction Factor" and the $48.704 maximum price would be reduced by 125% of the Spinoff Reduction Factor. The Spinoff Reduction Factor is a per share amount calculated as described below under the caption "Spinoff Reduction Factor." However, if, at the time of the Venture closing, the spinoff has not been effected and the Sprint market price is within the original collar of $34.982 to $37.780, the investment price would be reduced by the Spinoff Reduction Factor multiplied by a premium percentage equal to the premium to the Sprint market price that would have been paid by France Telecom and Deutsche Telekom if the investment in Class A common stock had taken place.

      If the cellular spinoff has occurred prior to the Venture
closing, or if the spinoff occurs after the Venture  closing
(but when the Sprint common stock price was below $34.982 at the
Venture  closing)  the  $34.982 to $37.780  collar  will  be reduced. In general, the lower end of the collar will be reduced from
$34.982  to  the  new  target price  divided  by  1.35.   In addition, the
upper end of the collar will be reduced from $37.780 to the new target price divided by 1.25. For example, if the Spinoff Reduction Factor is $5.25 the new target price would be $40.40 and the new collar would range between $29.926 and $32.32.
Consistent with the principles applicable if the spinoff does not take place, the collar would be further reduced if the purchase price has not been fixed prior to the second anniversary of the Venture closing.

      Spinoff Reduction Factor -- So long as the average market price of Spinco during the 20 trading days following the spinoff is between $3.25 and $7.25, the Spinoff Reduction Factor
will be $5.25.   If such average Spinco market price is above
$7.25 but not more than $8.25, the Spinoff Reduction Factor will be increased by 50 percent of the difference between such price and $7.25, and if such price is above $8.25, the Spinoff Reduction Factor will equal $5.75 plus 100 percent of the difference between such price and $8.25. Likewise, the specified reductions to the Spinoff Reduction Factor would be made if the average
Spinco market price is below $3.25. Moreover, the Spinoff Reduction Factor and the ranges described above were

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determined  based  on  the assumption that  Spinco  would  have indebtedness (net of cash) of approximately $1 billion. In addition, if the spinoff is effected other than through a distribution of one share of Spinco for each share of Sprint, appropriate adjustments will be made to such figures.

      Timing of Investment -- If the spinoff occurs prior to the Venture closing and the average Sprint common stock price over the 20 trading days ending 15 business days prior to the
Venture closing is within or above the post-spin collar immediately prior to the Venture closing, Deutsche Telekom and France Telecom would purchase Sprint Class A common stock concurrently with the
Venture  closing.   On  the other hand, if the average Sprint  common
stock price over the 20 trading days ending 15 business days prior to the Venture closing is below the post-spin collar at the time of the Venture closing, Deutsche Telekom and France Telecom would instead purchase $1.5 billion of convertible preferred stock, and the common stock investment would be made when the post-spin collar is reached in a manner described in Section B above.


      If the spinoff has not occurred prior to the Venture closing and the average Sprint common stock price over the 20 trading days ending  15  business days prior to the  Venture  closing  is within or above the original collar, Deutsche Telekom and France Telecom will initially purchase convertible preferred stock with a face value of between $2 billion and $3 billion, as determined by Sprint, which will be convertible into Sprint Class A common stock when the spinoff occurs or is abandoned. If the spinoff subsequently occurs, the preferred stock will convert and
Deutsche Telekom and France Telecom will purchase the balance of the Sprint Class A common stock at a price reduced by the Spinoff Reduction Factor (adjusted as set forth in the paragraph
titled "Effect on Collar  and  Investment  Prices").   A  mechanism
has been provided to defer conversion, if necessary, so that the premium paid by Deutsche Telekom and France Telecom will not exceed 35 percent.

       If the spinoff has not occurred prior to the Venture closing and the average Sprint common stock price over the 20 trading days ending 15 business days prior to the Venture closing is below the original collar, Deutsche Telekom and France Telecom would purchase $1.5 billion of convertible preferred stock, and the purchase price of the Sprint Class A common stock would be fixed once the collar has been reached. The preferred stock will convert and the Class A common stock investment would be made when the spinoff occurs. If in such case the collar is reached before the spinoff has occurred, the preferred stock investment of Deutsche Telekom and France Telecom would be increased to a total of between $2.0 billion and $3.0 billion, as determined by Sprint.